EXHIBIT 99.1

FROM:                                        FOR:
Swenson NHB Investor Relations               iNTELEFILM(SM) Corporation
1300 Fifth Street Towers, 150 S. 5th St.           5501 Excelsior Blvd.
Minneapolis, Minn. 55402                     Minneapolis, Minn. 55416
Karen J. Snedeker                            Contact: Christopher T. Dahl, CEO
612.344.1000                                 612.925.8840


FOR IMMEDIATE RELEASE


                       iNTELEFILM(SM) RECEIVES $15 MILLION
              FROM CATHOLIC RADIO NETWORK IN EARLY DEBT RETIREMENT

          SUPPORTS CAPITAL FORMATION FOR ONGOING ACQUISITION STRATEGIES


MINNEAPOLIS, OCTOBER 1, 1999 -- iNTELEFILM(SM) (Nasdaq: FILM), today announced that it has received early payment in full on its $15 million note with Catholic Radio Network LLC ("CRN").

"We are pleased to have received early payment in full from CRN. This transaction goes a long way toward the formulation of our acquisition capital as we continue to build iNTELEFILM into the world's premiere broadcast commercial production service organization. Additionally, we intend to explore the Internet as a servicing tool for our clients as well as an outlet for the tremendous short form video talent within our divisions," Chairman and CEO Christopher T. Dahl said.

In an unrelated matter, iNTELEFILM also announced that it officially changed its name to iNTELEFILM Corporation from Children's Broadcasting Corporation.

iNTELEFILM, when combined with its 55 percent interest in Harmony Holdings, Inc. ("Harmony"), is one of the largest commercial production companies in the world and services global advertising agencies and their Fortune 500 clientele. Individual companies managed under Minneapolis-based iNTELEFILM umbrella include Chelsea Pictures, New York and Los Angeles; Curious Pictures, New York and San Francisco; The End, Los Angeles and New York, and Populuxe, New York. For further information about iNTELEFILM, visit its Internet site at www.intelefilm.com.

Certain statements made in this press release constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the company's filings with the Securities and Exchange Commission. No assurance can be given that iNTELEFILM will consummate any acquisitions or that any such acquisitions will be profitable.
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